Exhibit 99.1

Cherokee Global Brands Reports Second Quarter Fiscal 2017 Financial Results

•	GAAP revenues of $8.5 million
•	GAAP net income of $1.5 million, or $0.17 per diluted share
•	Non-GAAP net income of $1.9 million, or $0.22 per diluted share
•	Cherokee Global Brands returned approximately $735 thousand to stockholders in the second quarter through share repurchases

SHERMAN OAKS, CA (September 8, 2016) — Cherokee Global Brands (NASDAQ:CHKE), a global brand marketing platform that manages a growing portfolio of fashion and lifestyle brands, today reported financial results for the second quarter of fiscal 2017 ended July 30, 2016.

“As we advance through fiscal 2017, we are pleased with our ability to further build our brand platform and diversify our global business,” noted Henry Stupp, chief executive officer.  “In July, we launched the Tony Hawk Signature Collection in over 400 Walmart Canada stores with an exciting, large scale event at Toronto’s Yonge-Dundas Square hosted by Tony Hawk and a team of professional skateboarders. We also debuted the Cherokee brand in Ahold’s 80 Albert stores in the Czech Republic building upon our strong consumer brand awareness in the region. We continue to make meaningful progress with the Cherokee brand in the U.S., signing another licensee partner for home decor, further setting the stage for an exciting, multi-category launch in the Spring of 2017.”

Second Quarter and Six Month Fiscal 2017 Financial Results

Revenues of $8.5 million were flat with the prior-year period. During the quarter, increased revenues for the Cherokee brand in South America, India, Middle East, South Africa, and Asia were offset by an expected decrease in North American royalty revenues as the Company transitions the brand from Target to its new wholesale licensing partners. The Company also recognized approximately $443 thousand of revenues related to Flip Flop Shops. For the first six months of fiscal 2017, revenues increased 2% to $19.2 million from $18.7 million in the prior year period.

GAAP selling, general and administrative expenses were $5.9 million, or 70% of revenues, compared to $5.3 million, or 63% of revenues, in the prior-year period. The increase in SG&A was primarily related to an increase in professional fees from legal and due diligence expenses for potential acquisitions.  SG&A expenses for the six-month period ended July 30, 2016, totaled $12.4 million, compared with $9.8 million in the prior year period.  Non-GAAP SG&A for the second quarter of fiscal 2017 was $5.3 million, or 63% of revenues consistent with prior year of $5.2 million, or 61% of revenues.  Non-GAAP SG&A excludes the professional fees from legal and due diligence expenses for potential acquisitions.

Operating income totaled $2.5 million on GAAP basis, or 30% of revenues, compared to $3.1 million, or 37% of revenues, in the prior-year period. Operating income for the six-month period totaled $6.8 million, or 36% of revenues, compared with $8.9 million, or 48% of revenues in the prior year period. Non-GAAP operating income for the second quarter of fiscal 2017 was $3.2 million or 37% of revenues, consistent with $3.3 million, or 39% of revenues, in the prior year period.  Non-GAAP operating income excludes the professional fees from legal and due diligence expenses for potential acquisitions.

GAAP net income totaled $1.5 million, or $0.17 per diluted share, compared to $1.9 million, or $0.22 per diluted share, in the prior-year period. For the six-month period, GAAP net income totaled $4.1 million, or $0.47 per diluted share. This compares to $5.5 million, or $0.62 per diluted share, in the prior-year period.

Non-GAAP net income for the second quarter of fiscal 2017 totaled $1.9 million, or $0.22 per diluted share. This compares to $2.0 million, or $0.23 per diluted share, in the prior-year period. For the six-month period, non-GAAP net income totaled $4.9 million, or $0.56 per diluted share. This compares to $5.6 million, or $0.63 per diluted share, in the prior-year period. Non-GAAP net income excludes the professional fees from legal and due diligence expenses for potential acquisitions.

At July 30, 2016, the Company had cash and cash equivalents of $6.6 million, compared to $6.5 million at January 30, 2016.  Net debt totaled $12.7 million and the Company’s leverage ratio was 1.5. During the second quarter of fiscal 2017, the Company repurchased approximately 60,000 common shares at an average price of $12.24, for a total return to stockholders of approximately $735,000.

Conference Call

The Company will host a conference call today at 1:30 p.m. PT / 4:30 p.m. ET.  A slide presentation will accompany the prepared remarks and has been posted along with the webcast link on Cherokee Global Brands’ website.

To participate in the call, please dial (877) 407-0784 (U.S.) or (201) 689-8560 (international) ten minutes prior to the start time. The earnings call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s website at http://www.cherokeeglobalbrands.com.

For those unable to participate during the live broadcast, a replay will be available through Thursday, September 15, 2016 at 8:59 p.m. PT / 11:59 p.m. ET.  To access the replay, dial (877) 870-5176 (U.S.) or (858) 384-5517 (international) and use conference ID: 13643463.

About Cherokee Global Brands

Cherokee Global Brands is a global brand marketing platform that manages a growing portfolio of fashion and lifestyle brands including Cherokee®, Carole Little®, Tony Hawk® Signature Apparel and Accessories®, Liz Lange®, Everyday California®, Sideout® and Flip Flop Shops®, a leading franchise retail chain, across multiple consumer product categories and retail tiers around the world. The Company currently maintains license and franchise agreements with leading retailers and manufacturers that spans over 50 countries. Its retail, franchise and e-commerce platform partnerships include: Target Stores (U.S.), Kohl's (U.S.), Sears Canada (Canada), Walmart (Canada), Argos & Sports Direct (UK and Ireland), Flip Flop Shops® (US, Canada, Caribbean, Middle East and South Africa), RT-Mart (Peoples Republic of China), Pick 'n Pay (South Africa), Falabella (Chile, Peru and Colombia), Unlimited Stores (India), Shufersal LTD. (Israel), Comercial Mexicana (Mexico), Nishimatsuya (Japan), Landmark Group's Max Stores (certain Middle East and

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North Africa countries), Reliance Trends Stores (India) and the TJX Companies (U.S., Canada and Europe).

Statements included within this news release may contain forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. When used, the words "anticipates," "believes," "expects," "may," "should," and similar expressions are intended to identify such forward-looking statements. Forward-looking statements included in this press release (including, without limitation, express or implied statements regarding potential future business development) involve known and unknown risk and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties, include, but are not limited to, the effect of global economic conditions, the financial condition of the apparel and retail industry, adverse changes in licensee or consumer acceptance of products bearing the Company's brands, the ability and/or commitment of the Company's licensees to design, manufacture and market Cherokee, Liz Lange, Completely Me, Tony Hawk and Hawk Brands, Sideout, Everyday California and Carole Little branded products, the Company's dependence on Target for much of the Company's revenues and the Company's dependence on its key management personnel. The risks included here are not exhaustive. A further list and description of these risks, uncertainties and other matters can be found in the Company's Annual Report on Form 10-K for Fiscal Year 2016, and in its periodic reports on Forms 10-Q and 8-K. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intent or obligation to update any of the forward-looking statements contained herein to reflect future events and developments.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including non-GAAP SG&A, non-GAAP operating income and non-GAAP net income, may be considered non-GAAP financial measures. Cherokee believes this information is useful to investors because it provides a basis for measuring the company’s available capital resources, the operating performance of its business and its cash flow, excluding expenses relating to professional fees from legal and due diligence for potential acquisitions and business development related to the identification and establishment of new brand licensees that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles ("GAAP"). In addition, the company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the company’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by the company may not be comparable to similarly titled amounts reported by other companies. The non-GAAP measures are described above and are reconciled to the corresponding GAAP measure in the unaudited condensed consolidated financial statements portion of this release under the headings “Non-GAAP Financial Information Reconciliation."

Investor Contact:

Cherokee Global Brands

Jason Boling, CFO

818-908-9868

Addo Investor Relations

Patricia Nir

310-829-5400

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CHEROKEE INC.

CONSOLIDATED BALANCE SHEETS

Unaudited

(amounts in thousands, except share and per share amounts)

	July 30,	January 30,
	2016	2016
Assets
Current assets:
Cash and cash equivalents	$6,565	$6,534
Receivables	7,962	7,365
Income taxes receivable	650	707
Prepaid expenses and other current assets	571	425
Total current assets	15,748	15,031
Intangible assets, net	52,767	53,195
Deferred tax asset	585	1,136
Property and equipment, net	1,042	1,151
Other assets	37	35
Total assets	$70,179	$70,548
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued payables	$2,482	$2,195
Current portion of long term debt	8,512	8,456
Deferred revenue—current	318	479
Accrued compensation payable	256	891
Total current liabilities	11,568	12,021
Long term liabilities:
Long term debt	10,770	15,068
Other non-current	1,465	1,388
Total liabilities	23,803	28,477
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $.02 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.02 par value, 20,000,000 shares authorized, 8,712,488 shares issued and outstanding at July 30, 2016 and 8,720,012 issued and outstanding at January 30, 2016	174	174
Additional paid-in capital	28,762	27,822
Retained earnings	17,440	14,075
Total stockholders’ equity	46,376	42,071
Total liabilities and stockholders’ equity	$70,179	$70,548

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CHEROKEE INC.

CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 30,	August 1,	July 30,	August 1,
	2016	2015	2016	2015
Royalty revenues	$8,473	$8,482	$19,151	$18,712
Selling, general and administrative expenses	5,714	5,131	11,890	9,361
Amortization of intangible assets	228	211	454	421
Operating income	2,531	3,140	6,807	8,930
Other income (expense):
Interest expense	(165)	(165)	(362)	(340)
Interest income and other income (expense), net	78	(2)	78	(2)
Total other expense, net	(87)	(167)	(284)	(342)
Income before income taxes	2,444	2,973	6,523	8,588
Income tax provision	926	1,045	2,424	3,087
Net income	$1,518	$1,928	$4,099	$5,501
Net income per common share attributable to common stockholders:
Basic earnings per share	$0.17	$0.22	$0.47	$0.64
Diluted earnings per share	$0.17	$0.22	$0.47	$0.62
Weighted average common shares outstanding attributable to common stockholders:
Basic	8,723	8,691	8,722	8,631
Diluted	8,746	8,951	8,789	8,875

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GAAP TO NON-GAAP FINANCIAL METRICS

Unaudited

(amounts in thousands, except percentages and per share amounts)

	Three months ended				Six months ended
	July 30, 2016	% of revenue	August 1, 2015	% of revenue	July 30, 2016	% of revenue	August 1, 2015	% of revenue
GAAP Royalty revenues	$8,473		$8,482		$19,151		$18,712

Selling, general and administrative expenses:
GAAP Selling, general and administrative expenses	5,942	70%	5,342	63%	12,344	64%	9,782	52%
Professional fees*	637		182		1,366		182
Non-GAAP selling, general and administrative expenses	$5,305	63%	$5,160	61%	$10,978	57%	$9,600	51%

Operating income:
GAAP Operating income	2,531	30%	3,140	37%	6,807	36%	8,930	48%
Professional fees*	637		182		1,366		182
Non-GAAP Operating income	$3,168	37%	$3,322	39%	$8,173	43%	$9,112	49%

Net income:
GAAP Net income	1,518		1,928		4,099		5,501
Professional fees*	637		182		1,366		182
Tax	(241)		(64)		(508)		(66)
Non-GAAP Net income	$1,914		$2,046		$4,957		$5,617

GAAP Diluted earnings per share	$0.17		$0.22		$0.47		$0.62
Non-GAAP Diluted earnings per share	$0.22		$0.23		$0.56		$0.63

Weighted average diluted shares outstanding:	8,746		8,951		8,789		8,875

EBITDA:
GAAP Net Income	1,518		1,928		4,099		5,501
Interest and other expense	87		167		284		342
Tax	926		1,045		2,424		3,087
Depreciation and amortization	357		322		710		628
Adjusted EBITDA	2,888	34%	3,462	41%	7,517	39%	9,558	51%
Professional fees*	637		182		1,366		182
Non-GAAP EBITDA	$3,525	42%	$3,644	43%	$8,883	46%	$9,740	52%

Effective Tax Rate:	37.9%		35.1%		37.2%		35.9%

*professional fees from legal and due diligence for potential acquisitions and business development related to the identification and establishment of new brand licensees

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